Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:		Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
	Telephone:		(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE SECOND QUARTER

Metairie, Louisiana – (August 1, 2007) – Louisiana Bancorp, Inc. (the “Company”) (Nasdaq: LABC), the newly formed holding company for Bank of New Orleans (the “Bank”), today announced that the Bank’s net income for the quarter ended June 30, 2007 was $409,000, a decrease of $160,000 over the quarter ended June 30, 2006. On a linked-quarter basis, net income improved by 19.6% in the second quarter of 2007 compared to first quarter net income of $342,000. For the six months ended June 30, 2007, the Bank’s net income was $751,000, compared to $1.4 million for the comparable six-month period in 2006. The decreases were due primarily to compression of the Bank’s net interest rate spread and margin, due primarily to the current interest rate environment, as well as lower levels of recoveries from the allowance for loan losses and increases in salary and employee benefit and other non-interest expenses.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, said “We are pleased to issue our first earnings release as a public company. Shortly after the end of the second quarter, the Bank converted from mutual-to-stock form and the Company successfully completed its initial public offering issuing 6,345,732 shares of its common stock. While the second quarter reflects the effects of the continuing margin compression on the Bank’s results, we are poised to implement our business plan and we look forward to serving our new shareholders as well as continuing to serve the Bank’s customers.”

The Bank’s Net interest income for the quarter ended June 30, 2007 was $1.7 million, a decrease of $129,000 from the quarter ended June 30, 2006. For the six months ended June 30, 2007, net interest income was $3.2 million, a decrease of $383,000 from the six-month period ended June 30, 2006. Interest income was relatively stable at $3.1 million for the three month periods ended June 30, 2007 and 2006. Interest income earned on loans increased in both the three- and six-months ended June 30, 2007, over the prior comparable periods in 2006 due primarily to growth in the loan portfolio. During the second quarter of 2007 compared to the second quarter of 2006, the average balance of our loans receivable increased by $9.4 million. Similarly, during the six-month period ending June 30, 2007 compared to the six-months ended June 30, 2006, the average balance of our loans receivable increased $6.7 million. The increases in average total loans during the 2007 periods was due to growth in the non-residential real estate sector of the loan portfolio. The increase in interest income in the

2007 periods from our loan portfolio was partially offset by lower income amounts earned on our mortgage-backed and investment securities portfolios due to lower average balances in such portfolios in the 2007 periods. The average balances of mortgage-backed securities and investment securities decreased in the aggregate by $24.5 million and $19.2 million, respectively, during the three-month and six-month periods ended June 30, 2007 compared to the respective comparable periods in 2006. Excess cash flows from the mortgage-backed and investment securities portfolios were reinvested during 2007 in new loan originations and to repay maturing Federal Home Loan Bank (“FHLB”) advances.

The Bank’s interest expense for the three-month period ended June 30, 2007 was $1.4 million, an increase of 10.2% from the three-month period ended June 30, 2006. Our average rate on interest-bearing liabilities for the June 30, 2007 quarter increased by 33 basis points from the comparable period in 2006. For the six-month period ended June 30, 2007, interest expense was $2.8 million, an increase of 9.5% from the period ended June 30, 2006. The average rate on our interest-bearing liabilities increased 47 basis points during the 2007 period over the average rate paid during the first six months of 2006. The increases in our average rate paid on interest-bearing liabilities are attributed to the increased cost of deposits as a result of increased market rates of interest and the maturity of certain lower costing advances from the FHLB. The average balance of our deposits, the largest component of the Bank’s interest-bearing liabilities, increased by $8.8 million, or 5.8%, in the quarter ended June 30, 2007 compared to the second quarter of 2006. The average balance of deposits for the first half of 2007 was $1.5 million, or 1.0%, lower than the average balance during the first half of 2006. The quarter over quarter increase was due primarily to funds received as part of the Company’s initial public offering of stock. The decrease in the average balance of deposits in the first six months of 2007 compared to the first six months of 2006 primarily reflects the continuing of withdrawal of funds from insurance proceeds by customers to repair their properties or by customers who are relocating.

The Bank recorded net recoveries on its allowance for loan losses of $56,000 during the second quarter of 2007, compared to net recoveries of $63,000 for the same quarter of 2006. For the six months ended June 30, 2007 and 2006, the Bank record net recoveries of $60,000 and $373,000, respectively. The recoveries in the 2006 period pertain to losses established on loans secured by Katrina-damaged properties that were subsequently paid off.

Our non-interest income for the second quarter of 2007 was $89,000 compared to $111,000 for the second quarter of 2006. Non-interest income for the six-months ended June 30, 2007 and 2006 was $197,000 and $211,000, respectively. During the second quarter of 2007, the Bank sold $2.0 million of investment securities at a loss of $20,000 and subsequently reinvested the proceeds in higher yielding securities. The reinvestment will generate a higher income stream in future periods.

Non-interest expense for the second quarter of 2007 and 2006 was $1.2 million and $1.1 million, respectively. For the six-month periods ended June 30, 2007 and 2006, non-interest expense was $2.4 million and $2.2 million, respectively. The Bank has experienced increases in all categories of non-interest expense. The largest increase on both a quarterly and semi-annual basis is attributed to the salaries and benefits category. Salary and benefit expenses increased by $46,000 and $124,000, respectively, in the three- and six month periods ended June 30, 2007 over the comparable periods in 2006. These increases are attributed to an overall increase in the level of wages in the greater New Orleans market area in the post-Katrina environment. The employment market in the New Orleans area remains very competitive, as businesses compete for a smaller pool of employees.

Income tax expense for the second quarter of 2007 was $195,000 compared to $276,000 for the second quarter of 2006. Income tax expense for the six-months ended June 30, 2007 amounted to $354,000 compared to $672,000 for the six months ended June 30, 2006. The decrease in income tax expense was due to the decrease in our pre-tax income for the respective periods.

The Bank’s total assets amounted to $266.1 million at June 30, 2007 compared to $219.7 million at December 31, 2006. The primary reasons for the increase in assets during the first six months of 2007 were increases in cash and cash equivalents and in net loans which were partially offset by reductions in our securities portfolios. Cash and cash equivalents increased by $50.1 million at June 30, 2007 compared to December 31, 2006 due primarily to funds received in the Company’s initial public offering. Net loans increased by $7.6 million, or 8.5%, at June 30, 2007 compared to December 31, 2006. Our available-for-sale and held-to-maturity securities portfolios decreased by $11.1 million in the aggregate at June 30, 2007 compared to December 31, 2006, primarily reflecting normal amortization. Total deposits increased by $53.5 million at June 30, 2007 over December 31, 2006. The increase in deposits primarily reflects funds received in the Company’s stock offering. Our FHLB deposits were reduced by $7.4 million during the first six months of 2007 as a result of the liquidity provided by deposits. The Bank’s total equity was $29.9 million at June 30, 2007, a $705,000 increase over December 31, 2006 due primarily to the net income during the period.

As of June 30, 2007, the Bank had $266.1 million in assets, $203.8 million in deposits and $29.9 million in equity capital. The Bank is a federally chartered savings bank which operates from its headquarters in Metairie, Louisiana and three branch office locations in the greater New Orleans market area.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s prospectus, dated May 14, 2007, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

***

	At June 30, 2007	At December 31, 2006
	(unaudited)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$266,128	$219,726
Cash and cash equivalents	56,578	6,449
Investment securities:
Held-to-maturity	3,448	3,744
Available-for-sale	21,615	21,676
Mortgage-backed securities:
Held-to-maturity	51,277	57,545
Available-for-sale	29,546	34,015
Loans receivable, net	96,872	89,266
Deposits	203,800	150,335
FHLB advances	27,859	35,242
Equity capital, substantially restricted	29,903	29,198

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$3,096	$3,093	$6,060	$6,199
Total interest expense	1,421	1,289	2,821	2,577

Net interest income	1,675	1,804	3,239	3,622
Provision (recovery) for loan losses	(56)	(63)	(60)	(373)

Net interest income after provision (recovery) for loan losses	1,731	1,867	3,299	3,995
Total non-interest income	89	111	197	211
Total non-interest expense	1,216	1,133	2,391	2,168

Income before income taxes	604	845	1,105	2,038
Income taxes	195	276	354	672

Net income	$409	$569	$751	$1,366

(Footnotes on next page)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in Thousands)
Selected Operating Ratios (1):

Average yield on interest-earning assets	5.51%	5.42%	5.57%	5.33%
Average rate on interest-bearing liabilities	2.95	2.62	3.03	2.56
Average interest rate spread(2)	2.56	2.80	2.54	2.77
Net interest margin(2)	2.98	3.16	2.97	3.11
Average interest-earning assets to average interest-bearing liabilities	116.39	115.84	117.13	115.85
Net interest income after provision for loan losses to non-interest expense	142.35	164.78	137.98	184.27
Total non-interest expense to average assets	2.10	1.93	2.13	1.81
Efficiency ratio(3)	68.93	59.16	69.59	56.56
Return on average assets	0.71	0.97	0.67	1.14
Return on average equity	5.49	8.23	5.06	9.94
Average equity to average assets	12.87	11.75	13.21	11.45

Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable(5)	0.19%	0.14%	0.19%	0.14%
Non-performing assets as a percent of total assets(5)	0.07	0.05	0.07	0.05
Allowance for loan losses as a percent of non-performing loans	1171.66	2.00	1171.66	2000.00
Allowance for loan losses as a percent of total loans	2.20	2.69	2.20	2.69
Net charge-offs (recoveries) to average loans receivable	—	0.01	0.04	—

Capital Ratios (4):
Tier 1 leverage ratio	11.43%	12.47%	11.43%	12.47%

Tier 1 risk-based capital ratio	28.92	32.09	28.92	32.09
Total risk-based capital ratio	30.17	33.35	30.17	33.35

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

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